Filed Pursuant to Rule 424(b)(5)

Registration No. 333-287186

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 19, 2025 and

Prospectus Supplement dated July 9, 2025)

$2,021,889

Oxbridge Re Holdings Limited

Ordinary Shares

This prospectus supplement (“Prospectus Supplement No. 1”) amends and supplements the information in the prospectus supplement dated July 9, 2025 relating to the offer and sale of up to $2,021,889 of our ordinary shares, pursuant to the equity distribution agreement (the “Sales Agreement”) with Maxim Group LLC (the “Sales Agent”), dated July 9, 2025. This Prospectus Supplement No. 1 is registering the offer and sales of up to $2,021,889 of our ordinary shares from time to time through the Sales Agent, acting as agent. This Prospectus Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the prospectus supplement dated July 9, 2025, the accompanying base prospectus, and any future amendments or supplements thereto.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “OXBR.” On September 15, 2025, the last reported sale price of our ordinary shares on The Nasdaq Capital Market was $2.75 per share.

The aggregate market value of our outstanding ordinary shares held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $18,754,301 which was calculated based on 7,635,922 ordinary shares outstanding as of September 15, 2025, of which 816,176 shares were held by affiliates, and a price of $2.75 per share, which was the closing price of our ordinary shares on the Nasdaq Capital Market on September 15, 2025. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. We have sold approximately $4.58 million of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this Prospectus Supplement No. 1, and therefore $1,672,714 remains available to be sold pursuant to this Prospectus Supplement No. 1 and the Sales Agreement.

Investing in our ordinary shares involves a high degree of risk. You should read this prospectus supplement dated July 9, 2025 and the accompanying prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Maxim Group LLC

The date of this Prospectus Supplement No. 1 is September 16, 2025.